UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported) October 29, 2015

ULTRALIFE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-20852	16-1387013
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Technology Parkway, Newark, New York		14513
(Address of principal executive offices)		(Zip Code)

(315) 332-7100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

NEWARK, N.Y. – October 29, 2015 -- Ultralife Corporation (NASDAQ: ULBI) reported operating income of $1.2 million on revenue of $19.0 million for the quarter ended September 27, 2015. For the third quarter of 2014, the Company reported an operating loss of $0.1 million on revenue of $16.1 million.

“Through sustained execution, we delivered another quarter of profitable growth, steadily building on the revenue gain, margin expansion and positive EPS we generated for the first half of the year. On a 19% increase in revenue for the third quarter, we posted a consolidated gross margin of 31.0%, an operating margin of 6.2% and EPS of $0.07 per share. As a result, on a year-to-date basis, we have generated $5.3 million more in operating income on a $10.6 million gain in revenue, clearly demonstrating our business model operating leverage,” said Michael D. Popielec, Ultralife's President and Chief Executive Officer. “With our new products gaining traction and our opportunity set widening, we firmly believe our plans to produce revenue and earnings growth for 2015 are within reach.”

Revenue grew 19%, or $3.0 million, to $19.0 million from $16.1 million for the third quarter of 2014. Battery & Energy Products sales increased 18% to $16.4 million compared to $13.9 million last year, reflecting higher shipments to both Government/Defense and commercial customers. Communications Systems sales were $2.7 million compared to $2.1 million for the same period last year, an increase of 23%.

Gross profit grew 32% to $5.9 million from $4.5 million for the third quarter a year ago. As a percentage of revenue, gross profit increased 310 basis points to 31.0% from 27.9% last year, primarily reflecting favorable product mix and improved overhead absorption on higher sales volumes. Battery & Energy Products’ gross margin was 29.1% compared to 27.4% last year, an increase of 170 basis points. Communications Systems’ gross margin was 42.4% compared to 31.4% last year, an increase of 1,100 basis points.

Operating expenses were $4.7 million compared to $4.5 million for the third quarter of 2014, reflecting higher new product development spending and sales commissions. As a percentage of revenue, operating expenses improved 350 basis points to 24.8% compared to 28.3% a year ago.

The combination of increased revenue and improved gross margin drove a $1.2 million gain in operating income. Operating income was $1.2 million compared to an operating loss of $0.1 million for the third quarter of 2014. Operating margin was 6.2% compared to (0.3%) for the year-earlier period.

Net income was $1.0 million, or $0.07 per share, compared to a net loss of ($0.3) million, or ($0.02) per share, for the third quarter of 2014.

The information set forth in this Form 8-K and the attached exhibit is being furnished to and not filed with the Securities and Exchange Commission and shall not be deemed to be incorporated by reference in any filing under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, except to the extent specifically provided in any such filing.

Item 9.01 Financial Statements, Pro Forma Financials and Exhibits

(a)        Exhibits

              99.1 Press Release of Ultralife Corporation dated October 29, 2015.

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ULTRALIFE CORPORATION

October 29, 2015	By:	/s/ Philip A. Fain
Chief Financial Officer and Treasurer